EXHIBIT 10.4

March 7, 2012

Vivian Liu

c/o Innovus Pharmaceuticals, Inc.

80 W. Sierra Madre Blvd., #392

Sierra Madre, CA 91024

Dear Ms. Liu:

We are pleased to offer you the position of President & Chief Executive Officer of Innovus Pharmaceuticals, Inc., and its wholly-owned subsidiary, FasTrack Pharmaceuticals, Inc., (together, the “Company”).

The following are your compensation terms:

Annual Salary:

You are entitled to receive $150,000, which will commence when the Company raises an aggregate of $500,000, and will be retroactive to January 1, 2012. Excluded from the calculation are the promissory notes issued by the Company in 2011.

Annual Bonus:

You are eligible to receive an Annual Bonus targeted at 30% of your base salary, which is typically paid out in the first quarter following the bonus year.

Benefits:

You are entitled to medical and dental coverage and any other Benefits offered by the Company. Until the Company sets-up its own plan, the Company will reimburse you for your COBRA coverage from your previous employer.

You are entitled to 22 vacation days per year, which will commence with your Annual Salary. You will receive an additional 2 vacation days for each additional year of service at the Company.

T: (626) 241-2094 • F: (626) 604-3399 • www.innovuspharma.com • 80 W. Sierra Madre Blvd., #392 • Sierra Madre, CA 91024

2

Stock Compensation Targets:

Based on your holdings of 833,669 shares of the Company’s common stock, par value $0.001 per share, (the “Common Stock”), you are entitled to receive additional Common Stock that would give you 4%, and 6% ownership of the Company on December 31, 2012 and December 31, 2013, respectively, calculated based on shares outstanding on a fully-diluted basis.

The Stock Compensation Targets excludes any Common Stock that you acquire in the open market or as a direct investment in the Company.

The achievement of the Stock Compensation Targets assumes your continuous and uninterrupted employment with the Company.

Employment Contract:

The Board agrees to enter into an expanded Employment Contract with you when the Company raises gross proceeds of $4 million or more.

Sincerely yours,

/s/ Ziad Mirza

Ziad Mirza, MD

Chairman of the Board

Accepted on 7th day of March, 2012

/s/ Vivian Liu

Vivian Liu